Exhibit 10.2

NONEMPLOYEE DIRECTOR STOCK OPTION

FORM OF AGREEMENT

Awarded To:

Award Date:

Number of Shares:

Price Per Share:

1. Whirlpool Corporation (the “Company”) hereby awards to you, pursuant to the Company’s Omnibus Stock and Incentive Plan, (the “Plan”), the right and option (the “Option”) to purchase, at the above-stated price, upon and subject to the terms and conditions set forth herein and in the Plan, all or any part of the shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”) above stated. This Option is a non-statutory stock option and is not intended to qualify as an “incentive stock option” as defined in Section 422A of the Internal Revenue Code of 1986, as amended.

2. Your Option may be exercised only by written notice to the office of the Corporate Secretary of the Company, 2000 M-63N, Benton Harbor, Michigan 49022-2692, accompanied by payment in full of the shares you so elect to purchase in the manner provided in the Plan.

3. Your Option may be exercised at any time subsequent to the above-stated grant date once the six-month holding period described below is met. Your Option shall, to the extent not theretofore terminated or exercised, expire and become void at the earlier of (a) the tenth anniversary of the grant date, (b) the fifth anniversary of the date on which you cease to serve as a Director of the Company or (c) in the event you die before you exercise all or any part of your Option, the first anniversary of the date of your death (regardless of the expiration date). To the extent required to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, your Option may not be exercised for the six-month period immediately following the grant date unless you die or become disabled during such period.

4. The Option herein granted shall be exercisable during your lifetime only by you or your legal representative, and in the event of your death then thereafter only by your beneficiary under the Plan, and in any event only in accordance with and subject to the provisions and conditions set forth herein and in the Plan. The Option shall not be transferable by you otherwise than by will or, if you die intestate, by the laws of descent and distribution, and any attempted transfer or other disposition thereof by you shall be void and shall nullify the Option.

5. This agreement is subject to all terms and conditions of, and is intended to conform in all respects with, the Plan, as amended, a copy of which is being provided to you. Inconsistencies between this agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this agreement you acknowledge that you have read the Plan and agree to be bound by its terms. All definitions stated in the Plan shall be fully applicable to this option grant.

6. Please acknowledge receipt of this agreement at the bottom of the duplicate copy herewith enclosed and return the same within 30 days from the date hereof to the office of the Corporate Secretary of the Company, Administrative Center, 2000 M-63N, Benton Harbor, Michigan 49022-2692.

WHIRLPOOL CORPORATION

By:	Jeff M. Fettig
Chairman of the Board and Chief Executive Officer

I hereby acknowledge receipt of this Option and understand that such Option is governed by the terms and conditions of the Omnibus Stock and Incentive Plan.

Date:
Signature